Exhibit 1A-14

10 E. Stow Rd. Ste 250 Marlton, NJ 08053 (856) 382-8550 www.lexnovalaw.com	Markley S. Roderick, Esquire Direct Dial (856) 382-8402 mroderick@lexnovalaw.com

LIMITED LIABILITY COMPANY

December 13, 2024

CNote Group, Inc.

2323 Broadway

Oakland, CA 94612

Ladies and Gentlemen:

We have acted as counsel to CNote Group, Inc., a Delaware corporation (the “Company”), in connection with the Offering Statement Amendment No. 2 on Form 1-A (the “Offering Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation A thereunder. The Offering Statement relates to the issuance and sale by the Company of up to $50,000,000 of promissory notes of the Company (the “Notes”).

We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion set forth herein. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized and, when the Notes have been duly issued and delivered against payment therefore in accordance with the terms of the Subscription Agreement, the Notes will be legally issued, fully paid, and non-assessable and will be binding obligations of the Company.

Our opinion that the Notes will be binding obligations of the Company is subject to the following qualifications:

1)	The binding effect of the Notes may be limited or otherwise affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratoria and other similar laws or equitable principles affecting creditors’ rights or remedies generally.

2)	We express no opinion as to the availability of any equitable remedy.

3)	The rights of a Note holder may be subject to the requirement that he, she, or it act in good faith and in a commercially reasonable manner.

4)	We express no opinion as to the right to exercise remedies upon the occurrence of nonmaterial breaches of the Notes.

We do not express any opinion herein concerning any law other than Delaware General Business Corporation Law as in effect on the date of this letter and, with respect to our that the Notes will be binding obligations of the Company, the general commercial law of California.

We hereby consent to the filing of this opinion letter as Exhibit 1A-12 to the Offering Circular included in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

LEX NOVA LAW LLC

By:	/s/ Markley S. Roderick
Markley S. Roderick